UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A NO. 2

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: May 26, 2008

NASCENT WINE COMPANY, INC.
(Exact name of Registrant as specified in charter)

Nevada	333-120949	82-0576512
(State of Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2355-B Paseo de las Americas
San Diego, California	92154
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (619) 661-0458

__________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On May 26, 2008, Nascent Wine Company, Inc. (“the Company”) was granted a verbal extension until July 15, 2008 to pay in full a promissory note (the "Pasani Note") in the principal amount of $1,000,000, plus accrued interest, payable to Alejandro Gutierrez Pederzini and Leticia Gutierrez Pederzini ("Sellers") in connection with the Company’s acquisition (the "Acquisition") of 100% of the stock of Pasani S.A. de C.V., a Mexican corporation ("Pasani").  The Pasani Note was originally due on May 12, 2008 and was first extended to May 26, 2008. On June 16, 2008, the Sellers notified the Company that the Sellers were withdrawing their extension because the Company and the Sellers could not reach agreement on certain terms of the extension.  The Pasani Note is secured by a pledge of the Pasani common stock acquired by the Company in the Acquisition.

In addition, On June 16, 2008, Alejandro Gutierrez Pederzini withdrew his verbal extension of the Company’s obligation to purchase certain trademarks from One Seven Props, Inc., a Texas corporation, for $2,500,000 pursuant to a Trademark License and Purchase Agreement (the “Trademark Agreement”) entered into in connection with the Acquisition.  This payment was also originally due on May 12, 2008 and was first extended to May 26, 2008.

As a result, the Company is currently in default under the terms of the Pasani Note and the Trademark Agreement. The Company intends to continue discussions with the Sellers in an attempt to resolve their differences and obtain an additional extension of time

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nascent Wine Company, Inc.
(Registrant)

Date: June 20, 2008	By:	/s/ Peter V. White
		Name:	Peter V. White
		Its:	Chief Financial Officer and Treasurer